Exhibit 9.01(a)(2)
Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO  •  MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Dynamic Ally, Ltd.

We have reviewed the accompanying interim consolidated balance sheet of Dynamic Ally, Ltd. (the “Company”) as of June 30, 2010, and the related interim consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity for the three and six month periods ended June 30, 2010 and 2009. These interim consolidated financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of consolidated financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the interim consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Dynamic Ally, Ltd. as of December 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity for the years then ended (not presented herein) and in our report dated June 10, 2010, we expressed an unqualified opinion on those consolidated financial statements.

Note 1 of the Company’s audited financial statements as of December 31, 2009 and 2008 and for the years then ended disclosed that the Company had serious working capital deficiencies in 2009 and 2008. Our auditor’s report on those financial statements includes an explanatory paragraph referring to those matters in note 1 of those financial statements and indicating that these matters raised substantial doubt about the Company’s ability to continue as a going concern. As indicated in note 1 of the Company’s unaudited interim financial statements as of June 30, 2010 and June 30, 2009, and for the three and six month periods then ended, the Company was still unable to rectify its working capital deficiency as of June 30, 2010. The accompanying interim financial statements does not include any adjustment that might result from the outcome of this uncertainty.

/s/SCHWARTZ LEVITSKY FELDMAN LLP

Toronto, Ontario, Canada	Chartered Accountants
September 1, 2010	Licensed Public Accountants

Dynamic Ally, Ltd.
Interim Consolidated Balance Sheets
(Expressed in United States Dollars)
(Unaudited)

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)

ASSETS
Current assets
Cash and cash equivalents	$1,859,417	$605,392
Trade accounts receivable, net (note 3)	3,331,053	972,528
Loans receivable (note 4)	3,026,839	2,816,943
Inventories, net (note 5)	2,861,977	1,787,565
Prepaid and other current assets (note 6)	1,778,361	902,361
Proceeds receivable from sale of fertilizer plant (note 17)	1,845,106	—
Due from related parties (note 7)	376,119	765,698
Total current assets	15,078,872	7,850,487

Construction in progress	4,665,664	5,605,197
Property, plant and equipment, net (note 8)	14,351,228	12,963,639
Land use rights (note 9)	10,500,689	10,545,893
Other long term assets (note 10)	1,949,507	654,680
Total assets	$46,545,960	$37,619,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable and accrued expenses (note 11)	$2,345,139	$4,505,521
Other accounts payable (note 12)	5,988,585	4,741,311
Loans payable, current portion (note 13)	13,659,196	11,408,179
Convertible loan payable (note 13)	608,967	—
Total current liabilities	22,601,887	20,655,011

Loans payable, long term portion (note 13)	5,989,325	2,249,997
Total liabilities	28,591,212	22,905,008
Going concern (note 1)
Commitments and contingencies (note 21)

Stockholders’ equity
Common stock, par value $1.00, 50,000 shares authorized, 10,000 shares issued and outstanding (note 15)	10,000	10,000
Retained earnings	17,439,833	14,277,203
Cumulative translation adjustment	504,915	427,685
Total equity	17,954,748	14,714,888

Total liabilities and shareholders’ equity	$46,545,960	$37,619,896

The accompanying notes form an integral part of these interim consolidated financial statements.

Dynamic Ally, Ltd.
Interim Consolidated Statements of Operations and Comprehensive Income
(Expressed in United States Dollars)
(Unaudited)

	Six months ended June 30,		Three months ended June 30,
	2010	2009	2010	2009

Revenues	$19,646,570	$7,268,909	$11,961,368	$3,231,587
Cost of goods sold	16,221,751	6,298,086	10,046,233	2,996,426

Gross Profit	3,424,819	970,823	1,915,135	235,161

Sales and marketing expenses	22,860	30,787	12,660	28,264
General and administrative expenses	1,324,147	579,806	644,545	117,524

Operating profit	2,077,812	360,230	1,257,930	89,373

Other income (note 17)	1,772,121	(18,519)	1,772,121	(18,519)
Subsidy income (note 14)	108,543	108,137	73,528	108,137
Interest expense, net (note 16)	(805,948)	(307,144)	(422,783)	(269,984)

Operating income before income taxes	3,152,528	142,704	2,680,796	(90,993)
Income tax expense (note 19)	—	—	—	—

Net income	$3,152,528	$142,704	$2,680,796	$(90,993)

Comprehensive income:
Net income	$3,152,528	$142,704	$2,680,796	$(90,993)
Foreign currency translation adjustment	77,230	10,760	74,840	2,116

Comprehensive income	$3,229,758	$153,464	$2,755,636	$(88,877)

Earnings (loss) per share:
Basic and diluted	$315.25	$14.27	$268.08	$(9.10)

Weighted average number of common shares outstanding:
Basic and diluted (note 15)	10,000	10,000	10,000	10,000

The accompanying notes form an integral part of these interim consolidated financial statements.

Dynamic Ally, Ltd.
Interim Consolidated Statements of Cash Flows
(Expressed in United States Dollars)
(Unaudited)

	Six months ended June 30,
	2010	2009
Cash provided (used for):
Operating activities:
Net income for the year	$3,152,528	$142,704

Items not affecting cash:
Depreciation and amortization	469,489	270,097
Gain on sale of assets	(877,874)	—
Interest expense allocated to debt	27,686	4,447

Changes in non-cash working capital:
Trade accounts receivable	(2,345,448)	25,332
Other accounts receivable	(197,308)	(564,067)
Inventories	(1,062,829)	(424,624)
Prepaid and other current assets	(913,125)	(1,736,535)
Due from related parties	391,295	(151,272)
Trade accounts payable and accrued expenses	(2,169,533)	100,158
Other accounts payable	1,222,671	1,448,836

Net cash used in operating activities	(2,302,448)	(884,924)

Investing activities:
Cash proceeds from sale of fertilizer plant	2,048,371	—
Deposit against long term equity investment	(1,463,122)	—
Deposits against equipment and land use rights	(772,333)	(93,377)
Capitalized interest expense	(121,175)	(184,478)
Purchase of property and equipment	(2,644,147)	(1,937,045)

Net cash used in investing activities	(2,952,406)	(2,214,900)

Financing activities:
Borrowings under bank loans payable	14,680,551	10,068,389
Repayments under loans payable	(8,178,852)	(6,919,278)

Net cash provided by financing activities	6,501,699	3,149,111

Effect of exchange rate difference on cash and cash equivalents	7,180	937

Net increase in cash and cash equivalents	1,254,025	50,224

Cash and cash equivalents, beginning of period	605,392	693,063

Cash and cash equivalents, end of period	$1,859,417	$743,287

Supplementary information:
Interest and finance charges paid	$921,083	$487,176
Discount on convertible note payable	44,671	—

The accompanying notes form an integral part of these interim consolidated financial statements.

Dynamic Ally, Ltd.
Interim Consolidated Statements of Shareholders’ Equity
(Expressed in United States Dollars)
(Unaudited)

			Cumulative	Total
	Share	Retained	Translation	Shareholders’
	Capital	Earnings	Adjustment	Equity

Balance as at December 31, 2009	$10,000	$14,277,203	$427,685	$14,714,888

Imputed interest income charged to additional paid in capital of variable interest entity	—	10,102	—	10,102

Net income of variable interest entity for six months ended June 30, 2010	—	3,152,528	—	3,152,528

Appropriation of statutory reserve	—	—	—	—

Foreign currency translation adjustment for the year	—	—	77,230	77,230

Balance as at June 30, 2010	$10,000	$17,439,833	$504,915	$17,954,748

The accompanying notes form an integral part of these interim consolidated financial statements.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

1.	Nature of Business Operations:

(a)	Business

The financial statements presented herein reflect the consolidated financial results as at June 30, 2010 and for the three and six months ended June 30, 2010 and 2009 of Dynamic Ally Ltd. (“Dynamic Ally” or the “Company”), its wholly owned subsidiary Ningguo Taiyang Incubation Plant Co., Ltd. (“Ningguo”), and Anhui Taiyang Poultry Co., Ltd. (“Taiyang”), a variable interest entity controlled by the Company as a result of the agreements described in Note 2(a). All significant intercompany transactions and balances have been eliminated upon consolidation.

Dynamic Ally was incorporated in the British Virgin Islands on March 2, 2010. On May 25, 2010, Dynamic Ally formed Ningguo, a wholly foreign owned enterprise (“WFOE”) established in the People’s Republic of China (“China” or the “PRC”). Dynamic Ally owns 100% of the capital stock of Ningguo. On May 26, 2010, Ningguo entered into a series of contractual agreements with Taiyang, a company incorporated under the laws of the PRC, and its three owners, in which Ningguo effectively assumed management of the business activities of Taiyang and has the right to appoint all executives and senior management and the members of the board of directors of Taiyang. The contractual arrangements are comprised of a series of agreements, including a Consulting Services Agreement and Operating Agreement, through which Ningguo has the right to advise, consult and manage Taiyang and its business operations for a quarterly consulting fee equal to all of Taiyang’s quarterly net profit. Dynamic Ally will receive distributions from its consolidated affiliates only to the extent service fees are paid to Ningguo under these series of agreements and further distributed as dividends or other shareholder distributions by Ningguo. To secure payment of the service fees, Taiyang’s shareholders have pledged their rights, titles and equity interest in Taiyang as security for Ningguo to collect the consulting fee from Taiyang through an Equity Pledge Agreement. In order to further reinforce Ningguo’s rights to control and manage Taiyang, Taiyang’s shareholders have granted Ningguo the exclusive right to exercise their voting rights pursuant to a Voting Rights Proxy Agreement, as well as the exclusive right and option to acquire all of their equity interests in Taiyang through an Option Agreement.

The contractual arrangements completed in May 2010 provide that Dynamic Ally has controlling interest in Taiyang as defined by FASB Accounting Standards Codification (“ASC”) 810, “Consolidation”, Section 10-15, “Variable Interest Entities”., which requires the Company to consolidate the financial statements of Ningguo and Taiyang.

Accordingly, the financial statements presented herein reflect the consolidated financial results of Dynamic Ally, Ningguo, and Taiyang as at June 30, 2010 and for the three and six months ended June 30, 2010 and 2009 on a retroactive basis since May 2006, which is the date that Taiyang was established and started operations. These financial statements should be read in conjunction with the audited financial statements of Taiyang for the year ended December 31, 2009. The interim operating results are not necessarily indicative of results to be expected for the entire year. For the period ended June 30, 2010, the Company has used the same significant accounting policies and estimates for the year ended December 31, 2009.

The Company, through Taiyang, raises, processes and markets ducks and duck related food products through three business lines:

●	Breeding Unit – breeds, hatches, and cultivates ducklings for resale and for processing by the Food Unit

●	Feed Unit – produces duck feed for internal use and external sale

●	Food Unit – processes ducklings into frozen raw food product for commercial resale.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

1.	Nature of Business Operations (continued):

(a)	Business (continued)

On March 1, 2010, the Company issued debentures in the aggregate principal amount of $650,000 to various investors, the proceeds of which are to be applied to the legal, accounting, and other costs associated with the Company completing a transaction whereby it intends to become listed on a United States stock exchange through a reverse merger with a publicly traded shell company (the “Public Transaction”). The debentures bear interest at a rate of 15% per annum, and mature on the earlier of September 30, 2010 or the completion of a financing of at least $10,000,000 by the Company. The debentures are convertible, at the sole option of the holder, into shares of the Company at a price equal to a 25% discount to the price of any new financing. Each debenture holder also will receive the equivalent of one share of the public entity for each dollar invested in the debenture (see note 13(c)).

(b)	Going concern

The Company realized net income of $3,152,528 and $142,704 in the six months ended June 30, 2010 and 2009, respectively, and net income of $2,489,323 and $5,961,391 in the years ended December 31, 2009 and 2008, respectively. As of June 30, 2010, the Company had retained earnings of $11,607,590 (of which $1,142,284 were appropriated as reserves pursuant to the Company’s articles of incorporation), and cash balances in the amount of $1,859,417. Notwithstanding the Company’s history of profits and retained earnings, the Company has serious working capital deficiencies in the amount of $7,523,015 as of June 30, 2010 and $12,804,524 as of December 31, 2009, arising primarily from the Company’s practice of borrowing funds in the form of both short and long term bank loans payable to supplement government grants to fund its capital expansion projects, which include modernization of the current breeding facilities, and construction of a new organic fertilizer plant that was sold in May 2010. The Company believes that it will be able extend a substantial portion of its current loans payable, or issue new debt or equity to repay loans that come due during the remainder of 2010. The Company has already extended or replaced approximately $10.4 million in current bank loans that matured since December 31, 2009. Additionally, the Company expects to attempt to raise between $7.5-9 million in connection with the Public Transaction (see note 21(b)). The balance of the Company’s working capital deficiency is expected to be eliminated from future profitable operations. The Company believes that the refinancing strategies referred to above would mitigate the serious deficiencies in working capital as of June 30, 2010 and December 31, 2009.

(c)	Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued a statement establishing the FASB Accounting Standards Codification (the “FASB ASC” or the “Codification”). Effective for interim and annual periods ended after September 15, 2009, the Codification became the source of authoritative U.S. generally accepted accounting principles (“US GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the United States Securities and Exchange Commission (the “SEC”) under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. This statement did not change existing US GAAP, and as such, did not have an impact on the financial statements. Where applicable, the Company has updated its references to US GAAP, in order to reflect the Codification.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

2.	Significant accounting policies:

	(a)	Basis of presentation:

Subsidiaries are entities controlled by the Company. Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of Dynamic Ally, Ningguo, and Taiyang. All intercompany balances and transactions have been eliminated upon consolidation. The three operating entities of Taiyang all reside within the same legal entity, and are evaluated as separate units for management’s internal purposes.

The basis of accounting differs in certain material respects from that used for the preparation of the books and records of the Company, which are prepared in accordance with accounting principles and relevant financial regulations applicable to limited liability enterprises established in the PRC (“PRC GAAP”), the accounting standard used in the place of its domicile.

	(b)	Use of estimates:

The preparation of financial statements in conformity with US GAAP requires management at the date of the financial statements to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of estimates include estimating allowance for doubtful accounts, estimating the net realizable value of inventory, the future cash flows for assessing the net recoverable amount of long-lived assets, and accrued liabilities. Actual results may differ from those estimates.

	(c)	Risks of doing business in China:

The Company is subject to the consideration and risks of operating in the PRC. These include risks associated with the political and economic environment, foreign currency exchange and the legal system in China.

The economy of China differs significantly from the economies of the “western” industrialized nations in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation and balance of payments position, among others. Only recently has the China government encouraged substantial private economic activities. The Chinese economy has experienced significant growth in the past several years, but such growth has been uneven among various sectors of the economy and geographic regions. Actions by the PRC government to control inflation have significantly restrained economic expansion in the recent past.

Similar actions by the PRC government in the future could have a significant adverse effect on economic conditions in China.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

2.	Significant accounting policies (continued):

	(c)	Risks of doing business in China (continued):

Many laws and regulations dealing with economic matters in general and foreign investment in particular have been enacted in China. However, China still does not have a comprehensive system of laws, and enforcement of the existing laws may be uncertain and sporadic.

The Company’s operating assets and primary sources of income and cash flows originate in China. The China economy has, for many years, been a centrally planned economy, operating on the basis of annual, five-year and ten-year state plans adopted by central China governmental authorities, which set out national production and development targets. The China government has been pursuing economic reforms since it first adopted its “open-door” policy in 1978. There is no assurance that the China government will continue to pursue economic reforms or that there will not be any significant change in its economic or other policies, particularly in the event of any change in the political leadership of, or the political, economic or social conditions in China. There is also no assurance that the Company will not be adversely affected by any such change in governmental policies or any unfavourable change in the political, economic or social conditions, the laws or regulations, or the rate or method of taxation in China.

As many of the economic reforms, which have been or are being implemented by China government are unprecedented or experimental, they may be subject to adjustment or refinement, which may have adverse effects on the Company. Further, through state plans and other economic and fiscal measures, it remains possible for the China government to exert significant influence on the China economy.

	(d)	Cash:

Cash includes bank deposits and cash on hand.

	(e)	Allowance for doubtful accounts:

The Company reports accounts receivable and other accounts receivable at net realizable value. The Company’s terms of sale provide the basis for when accounts become delinquent or past due. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of accounts receivable.

	(f)	Inventory:

Inventory is recorded at the lower of cost, determined using the weighted average costing method, and net realizable value. Cost includes purchased raw materials (primarily corn and other grains), breeding and incubation costs (primarily feed and contract grower pay), labor, and manufacturing and production overhead which are related to the purchase and production of inventories. The weighted-average method and includes invoice cost, duties and freight where applicable, plus direct labor applied to the product and an applicable share of manufacturing overhead. A provision for obsolescence for slow moving inventory items is estimated by management based on historical and expected future sales and is included in cost of goods sold.

	(g)	Biological assets:

Biological assets are comprised of master breeding ducks that are treated as capitalized assets due to their ability to produce offspring that are also capable of breeding. These biological assets generally have a productive breeding period of approximately one year. The Company capitalizes these assets and amortizes their cost, which includes any cost to acquire the duck plus costs incurred for hatching and incubation, over a period of one year.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

2.	Significant accounting policies (continued):

	(h)	Property, plant and equipment:

Property, plant and equipment are carried at cost less allowance for accumulated depreciation. Depreciation is generally computed using the straight-line method over the estimated useful lives of the related assets. The depreciable basis for property, plant and equipment is original cost less estimated residual value, which does not exceed 5% of the cost. Upon retirement or sale, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations. The cost of normal maintenance and repairs is charged to operations as incurred. Material expenditures, which increase the life of an asset, are capitalized and depreciated over the estimated remaining life of the asset. Costs incurred prior to a capital project’s completion are reflected as construction in progress and are not depreciated until the asset is placed into service. The estimated service lives of property and equipment are as follows:

Production equipment	3-10 years
Transportation equipment	5-10 years
Office furniture and equipment	5 years
Building and building improvements	10-20 years

Costs incurred prior to a capital project’s completion are reflected as construction in progress and are not depreciated until the asset is placed into service.

(i)	Construction in progress:

Construction in progress is stated at cost, which comprises direct costs of design, acquisition, and construction of buildings, building improvements and land improvements. The Company also capitalizes interest on loans related to construction projects. Upon completion, construction in progress is transferred to its respective asset classification and is amortized upon being put into use.

(j)	Land use rights:

All lands in the PRC are owned by the PRC government. The PRC government, according the relevant PRC law, may sell the right to use the land for a specific period of time. Land use rights are recorded at cost less accumulated amortization. Land use rights are amortized over 50 years, which are the terms established by the PRC government. The purpose of the land use is restricted by the PRC government. In the event that the land is used for purposes outside the scope of the purpose for which they were granted, the government could revoke such rights.

(k)	Impairment of long-lived assets:

The Company monitors the recoverability of long-lived assets, based on estimates using factors such as expected future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets or to be realized on sale. The Company recognizes an impairment loss if the projected undiscounted future cash flows are less than the carrying amount, and the amount of the impairment charge is the excess of the carrying amount of the asset over the fair value of the asset.

(l)	Revenue recognition:

The Company recognizes revenue when there is persuasive evidence of an arrangement, goods are shipped and title passes, collection is probable, and the fee is fixed or determinable. The Company records deferred revenue when cash is received in advance of the revenue recognition criteria being met.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

2.	Significant accounting policies (continued):

	(m)	Research and development costs:

Research and development costs are expensed as incurred. Equipment used in research and development is capitalized only if it has an alternative future use.

	(n)	Subsidy income:

From time to time, the Company receives subsidies from the PRC government. Certain of the subsidies are earmarked for particular capital improvement and other projects, and the completed projects must be approved by the government to ensure specifications were met. The Company defers amounts received pursuant to these types of subsidies until the projects are approved, at which time the deferred balances are recorded as subsidy income on the statement of operations.

Subsidies that are not subject to government approval are recognized as income in the period in which the benefit from the subsidy is realized by the Company. Subsidies that relate to depreciable property and equipment are recorded as an offset to the related capital accounts to which the subsidy relates.

	(o)	Income taxes:

The Company is exempt from corporate income tax due to the nature of its business. Beginning 2006, the PRC government instituted a tax exemption policy for certain aspects of the agricultural industry. The Company’s business qualifies as tax exempt. The exemption relates to unprocessed agricultural products and is granted by the relevant taxing authority on a year-by-year basis. There is no stated expiration to the exemption, and while the Company expects to continue to receive favorable tax treatment, changes in government policy or the nature of the Company’s operations could result in the Company being required to pay income taxes.

	(p)	Foreign currency translation and comprehensive income:

The Company’s functional or primary operating currency is the Chinese Renminbi (“RMB”). The Company’s financial statements are prepared in RMB before translating to the United States dollar (“USD”) for reporting purposes. The Company translates transactions in currencies other than the RMB at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency other than the RMB are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

Amounts transacted in RMB have been translated into USD as follows: assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, equity items are translated at historical rates, and revenue and expense items are translated at the average rates for each period reported. Unrealized gains and losses resulting from the translation into the reporting currency are accumulated in accumulated other comprehensive income, a separate component of equity.

The Company applies SFAS 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

2.	Significant accounting policies (continued):

	(q)	Statutory reserves:

Statutory reserve refers to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. The Company’s articles of association, which are based on PRC corporate laws, prescribe that the Company must appropriate, on an annual basis, 10% of its after tax income as reported in its financial statements, prepared in accordance with PRC GAAP, to the statutory common reserve fund until the fund reaches 50% of the Company’s registered capital.

	(r)	Earnings per share:

Basic earnings per share is computed by dividing net income attributable to the common shareholder of the Company by the weighted average number of common shares outstanding during the year. Diluted earnings per share is determined by adjusting the net income attributable to the common shareholder and the weighted average number of common shares outstanding for the effects of all dilutive potential common shares. Basic and diluted earnings per share are the same because the Company does not have any equity instruments that would impact the calculation of diluted earnings per share.

	(s)	Employee welfare benefits:

Pursuant to PRC law, full-time employees of the Company are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance, and pension benefits through a PRC government-mandated multiemployer pension plan. The Company is required to contribute a portion of the employees’ salaries to the retirement benefit scheme to fund the benefits, which are charged to operations as incurred. The government reserves right to change rates retroactively, which may result in a contingent liability being recorded for previous years.

	(t)	Fair value of financial assets and liabilities:

For certain of the Company’s financial instruments, including cash, restricted cash, accounts receivable, receivables on sales-type leases, other receivables, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 820, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●
Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

2.	Significant accounting policies (continued):

	(t)	Fair value of financial assets and liabilities (continued):

●	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

(u)	Segment reporting:

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (codified in FASB ASC Topic 280) requires use of the “management approach” model for segment reporting. The management approach model is based on the method a company’s management uses to organize segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Management of the Company evaluates its operations based on three operating segments: Breeding Unit, Feed Unit, and Food Unit.

(v)	Statement of cash flows:

In accordance with SFAS No. 95, “Statement of Cash Flows” (codified in FASB ASC Topic 230), cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

(w)	Recently Adopted Accounting Standards:

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation. This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this ASU did not have a material impact on the Company’s financial statements.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

2.	Significant accounting policies (continued):

	(w)	Recently Adopted Accounting Standards (continued):

In August 2009, the FASB issued an ASU regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s financial statements.

On July 1, 2009, the Company adopted ASU No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB ASC and, for SEC registrants, guidance issued by the SEC. The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC. The Codification is amended to effect non-SEC changes to authoritative GAAP. Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in notes to the financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The adoption of this statement did not have a material impact on the Company’s financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009. SFAS 165 required that public entities evaluate and disclose subsequent events through the date that the financial statements are issued.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

2.	Significant accounting policies (continued):

	(w)	Recently Adopted Accounting Standards (continued):

ASU No. 2010-09, issued in February 2010, removes the requirement to disclose a date through which subsequent events have been reviewed in the financial statements.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The Company has adopted these disclosure changes with its interim financial statements in fiscal 2010.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 in fiscal 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 in fiscal 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

2.	Significant accounting policies (continued):

	(x)	Recently Issued Accounting Standards:

In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies criteria that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The criteria apply to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, an interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. This amendment is not expected to have a material impact on the Company’s financial statements.

In March 2010, FASB issued an authoritative pronouncement regarding the effect of denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity securities trade and that currency is different from (1) the entity’s functional currency, (2) the functional currency of the foreign operation for which the employee provides services, and (3) the payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trade should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applies prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. This amendment is not expected to have a material impact on the Company’s financial statements.

On March 5, 2010, the FASB issued authoritative guidance to clarify the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Specifically, only one form of embedded credit derivative qualifies for the exemption – one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. This guidance also has transition provisions, which permit entities to make a special one-time election to apply the fair value option to any investment in a beneficial interest in securitized financial assets, regardless of whether such investments contain embedded derivative features. This guidance is effective on the first day of the first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of any fiscal quarter beginning after March 5, 2010. This amendment is not expected to have a material impact on the Company’s financial statements.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

3.	Trade accounts receivable:

Trade accounts receivable were comprised of the following as of June 30, 2010 and December 31, 2009:

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
Trade accounts receivable	$3,343,675	$985,097
Allowance for doubtful accounts	(12,622)	(12,569)

	$3,331,053	$972,528

As of June 30, 2010 and December 31, 2009, $734,365 and $731,294 of the Company’s trade accounts receivable were pledged as collateral for loans outstanding.

4.	Loans receivable:

As of June 30, 2010 and December 31, 2009, the Company had outstanding $3,026,839 and $2,816,943, respectively, of unsecured loans receivable from unrelated parties which do not bear interest and have no stated maturity date.

During 2009, the Company borrowed $1,468,731 from a banking institution, and subsequently made the loan to an unrelated third party in the amount of $939,987 in 2009, and increased the loan by an additional $58,749 in the six months ended June 30, 2010. The third party pledged its assets to the bank as security for the loan. The loan receivable does not have a stated maturity date or interest rate.

5.	Inventories:

Inventories were comprised of the following as of June 30, 2010 and December 31, 2009:

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
Raw materials	$1,033,051	$734,598
Work in process	1,643,580	904,052
Finished goods	185,346	148,915

	$2,861,977	$1,787,565

The Company did not have any obsolete or slow-moving inventory as of June 30, 2010 or December 31, 2009.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

6.	Prepaid and other current assets:

Prepaid and other current assets were comprised of the following as of June 30, 2010 and December 31, 2009:

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
VAT taxes receivable	$—	$368,502
Prepaid insurance	19,946	70,389
Prepaid professional services	92,500	—
Prepaid inventory purchases	675,616	—
Other prepaid expenses	754,229	300,235
Biological assets	236,070	163,235

	$1,778,361	$902,361

Biological assets are comprised of master breeding ducks that are treated as capitalized assets due to their ability to produce offspring that are also capable of breeding. These biological assets generally have a productive breeding period of approximately one year. The Company capitalizes these assets and amortizes their cost, which includes any cost to acquire the duck plus costs incurred for hatching and incubation, over a period of one year.

Prepaid professional services are amounts paid to service providers in connection with the Company’s proposed public transaction for which services have not yet been rendered.

7.	Related party transactions:

As of June 30, 2010 and December 31, 2009, amounts due from related parties were comprised of the following:

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
Due from Wu Qiyou	$220,286	$735,861
Due from Chen Beihuang	126,458	585
Due from Wu Qida	29,375	29,252

	$376,119	$765,698

Wu Qiyou is Taiyang’s founder and principal executive officer and the holder of 96% of the Company’s registered share capital.

Wu Qida is the holder of 2% of Taiyang’s registered share capital, and also the brother of Wu Qiyou.

Chen Beihuang is the holder of 2% of Taiyang’s registered share capital.

As of June 30, 2010 and December 31, 2009, the Company had $261,287 and $189,370, respectively, included in “Other Accounts Payable” that was due to Taiyang Biological Corporation, a company owned 80% by Wu Qida.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

7.	Related party transactions (continued):

The Company was involved in the following related party transactions during the six months ended June 30, 2010 and 2009:

During the six months ended June 30, 2010 and 2009, the Company made loans to Wu Qiyou in the amount of $403,675 and $146,469, respectively. Wu Qiyou made repayments on loan balances in the amount of $832,573 and $38,646 during the six months ended June 30, 2010 and 2009, respectively. These loans were non-interest bearing and had no stated due date.

During the six months ended June 30, 2009, the Company made loans to Wu Qida in the amount of $29,226. No loans were made during the six months ended June 30, 2010 and no repayments were made during the six months ended June 30, 2010 or 2009. Also during the six months ended June 30, 2010 and 2009, the Company made purchases of feed components from Taiyang Biological Corporation, a company owned 80% by Wu Qida, totaling $70,993 and $Nil, respectively.

During the six months ended June 30, 2010 and 2009, the Company made loans to Chen Beihuang in the amount of $134,387 and $9,060, respectively. Chen Beihuang made repayments on these loans in the amount of $8,997 and $21,773 during the six months ended June 30, 2010 and 2009, respectively. These loans were non-interest bearing and had no stated due date.

8.	Property, plant and equipment:

As of June 30, 2010 and December 31, 2009, property, plant and equipment consisted of the following:

		Accumulated	Net book
As of June 30, 2010 (unaudited)	Cost	depreciation	Value

Production equipment	$2,031,231	$(368,552)	$1,662,679
Transportation equipment	250,956	(79,421)	171,535
Office furniture and equipment	428,309	(215,325)	212,984
Building and building improvements	13,481,865	(1,177,835)	12,304,030
	$16,192,361	$(1,841,133)	$14,351,228

		Accumulated	Net book
As of December 31, 2009 (audited)	Cost	depreciation	Value

Production equipment	$2,232,563	$(432,438)	$1,800,125
Transportation equipment	249,906	(63,089)	186,817
Office furniture and equipment	121,044	(53,116)	67,928
Building and building improvements	11,989,090	(1,080,321)	10,908,769
	$14,592,603	$(1,628,964)	$12,963,639

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

8.	Property, plant and equipment (continued):

Depreciation expense of production-related property, plant and equipment is recorded to production costs, which is allocated to inventory and reflected in cost of goods sold on the statement of operations. Depreciation expense of other property, plant and equipment is charged to general and administrative expense. For the three months ended March 31, 2010 and 2009, depreciation expense was allocated as follows:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Depreciation expense charged to general and administrative expense	$54,235	$13,846	$85,837	$41,212

Depreciation expense charged to cost of goods sold	121,820	44,655	294,491	124,914

Total depreciation expense	$176,055	$58,501	$380,328	$166,126

All of the Company’s building and building improvements, and certain of the Company’s production equipment, are pledged as collateral for loans payable as described in note 13.

9.	Land Use Rights:

As of June 30, 2010 and December 31, 2009, land use rights consisted of the following:

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
Cost	$11,545,843	$11,491,843
Less accumulated amortization	(1,045,154)	(945,950)

	$10,500,689	$10,545,893

Land use rights are amortized over the life of the rights, which is generally 50 years, and are charged to general and administrative expense on the statement of operations. Amortization expense of land use rights was $89,161 and $103,971 during the six months ended June 30, 2010 and 2009, respectively and $34,809 and $46,752 during the three months ended June 30, 2010 and 2009, respectively.

Land use rights are owned by the PRC government, and are granted with restrictions on use. In the event that the land is used for purposes outside the scope of the Company’s current business, the government could revoke such rights. The Company does not have any plans to use land that is subject to land use rights for any purposes outside the scope of its current business, or for any purpose other than those pursuant to which the rights were granted.

All of the Company’s land use rights are pledged as collateral for loans payable as described in note 13, a portion of the proceeds of which were used to finance the acquisition of land use rights and related development of the land.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

10.	Other long term assets:

As of June 30, 2010 and December 31, 2009, other long term assets were comprised of the following:

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
Long term investment	$1,468,731	$—
Land deposits	29,375	351,021
Equipment and construction deposits	135,946	144,552
Long term prepayments	315,455	159,107

	$1,949,507	$654,680

Long term investment is comprised of amounts advanced to a local credit cooperative in which the Company intends to purchase a minority equity interest during the second half of 2010. As a shareholder in the credit cooperative, the Company will have access to favorable borrowing terms. The specific terms of the investment have not yet been determined.

Land use rights deposits represents amounts advanced to an independent third party to be applied against the purchase of land use rights by the Company upon completion of construction by the Company of its duck farm under construction.

11.	Accounts payable and accrued liabilities:

As of June 30, 2010 and December 31, 2009, accounts payable and accrued liabilities were comprised of the following:

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
Trade accounts payable	$1,372,537	$2,510,425
Accrued payroll	358,372	353,462
Accrued interest expense	99,424	66,822
Accrued costs for construction in progress	—	1,366,062
Accrued professional services	327,500	208,750
Accrued taxes	187,306	—

	$2,345,139	$4,505,521

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

12.	Other accounts payable:

As of June 30, 2010 and December 31, 2009, other accounts payable and accrued liabilities were comprised of the following:

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
Deposits from contract farmers	1,063,389	913,541
Loans from farmers guaranteed by the Company	3,620,421	2,348,915
Land use right payable	37,074	151,000
Construction project payable	717,926	466,833
Other payables and amounts due to unrelated parties	549,775	861,022

	$5,988,585	$4,741,311

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

13.	Loans payable:

	(a)	Short term bank loans

From time to time, the Company borrows funds in the form of short term bank notes payable to fund its capital projects and supplement its working capital requirements. The carrying value of short term bank notes payable as of June 30, 2010 and December 31, 2009 is shown in the following table. The fair value of these bank notes payable approximates their carrying value.

	Annual
	Interest	June 30,	December 31,
Due Date	Rate	2010	2009
		(unaudited)	(audited)
January 13, 2010	7.812%	$—	$877,552
March 10, 2010	6.372%	—	497,280
March 17, 2010	6.372%	—	936,056
April 8, 2010	5.310%	—	731,294
May 7, 2010	5.310%	—	1,755,104
May 7, 2010	5.310%	—	1,462,587
May 7, 2010	5.310%	—	1,462,587
June 16, 2010	5.310%	—	453,402
July 20, 2010	5.841%	734,365	731,294
July 20, 2010	5.310%	440,619	438,776
August 4, 2010	4.860%	1,468,731	438,776
August 4, 2010	4.860%	1,468,731	438,776
September 20, 2010	5.841%	440,619	292,517
September 24, 2010	5.841%	440,619	599,661
October 13, 2010	7.992%	293,746	292,517
October 13, 2010	4.960%	881,238	—
October 13, 2010	4.960%	881,238	—
October 19, 2010	5.310%	602,180	—
November 10, 2010	5.841%	293,746	—
January 13, 2011	5.775%	881,238	—
January 25, 2011	5.842%	2,203,098	—
March 14, 2011	5.310%	1,439,356	—
April 11, 2011	5.310%	734,365	—
June 10, 2011	5.310%	455,307	—

		$13,659,196	$11,408,179

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

13.	Loans payable (continued):

	(b)	Long term bank loans

The carrying value of long term bank notes payable as of June 30, 2010 and December 31, 2009 is shown in the following table. The fair value of these bank notes payable approximates their carrying value.

	Annual
	Interest	June 30,	December 31,
Due Date	Rate	2010	2009
		(unaudited)	(audited)
October 21, 2012	5.400%	$1,725,759	$1,718,540
November 30, 2012 (1)	0.000%	32,293	29,994
December 10, 2012	5.400%	477,337	475,340
November 30, 2013 (1)	0.000%	28,117	26,123
April 20, 2014 (2)	0.000%	53,992	—
December 31, 2014	5.760%	3,671,827	—

		$5,989,325	$2,249,997

(1)
These instruments are non interest bearing loans from a local government authority. As such, the Company recognized a discount on the face value of the loans at inception to adjust the carrying value to the fair value. Fair value was calculated using the net present value of the loans, at an assumed interest rate of 14%. The amount of the discounts, being $43,566, was recorded on the statement of operations in a prior period. The discounts are being amortized over the life of the loans using the effective interest method, with interest expense being recorded as an expense in the related period. The Company recognized interest expense to amortize the discounts in the amount of $4,042 and $4,452 in the six months ended June 30, 2010 and 2009, respectively, and $2,164 and $1,877 in the three months ended June 30, 2010 and 2009, respectively.

(2)
This instrument is a non interest bearing loan from a local government authority. As such, the Company recognized a discount on the face value of the loans at inception to adjust the carrying value to the fair value. Fair value was calculated using the net present value of the loans, at an assumed interest rate of 14%. The amount of the discount, being $41,716, was recorded in interest income in the three and six month periods ended June 30, 2010. The discount is being amortized over the life of the loan using the effective interest method, with interest expense being recorded as an expense in the related period. The Company recognized interest expense to amortize the discount in the amount of $1,291 in each of the three and six months ended June 30, 2010.

(c)	Convertible loan

On March 1, 2010, the Company issued unsecured debentures in the aggregate principal amount of $650,000 to 11 investors. The Company received net proceeds of $555,000, which are designated to pay legal, accounting, and other costs associated with the Company completing a transaction whereby it intends to become listed on a United States stock exchange through a reverse merger with a publicly traded shell company. The debentures bear interest at a rate of 15% per annum, and mature on the earlier of September 30, 2010 or the completion of a financing of at least $10,000,000 by the Company. The debentures are convertible, at the sole option of the holder, into shares of the Company at a price equal to a 25% discount to the price of any new financing. Each debenture holder also will receive the equivalent of one share of the public entity for each dollar invested in the debenture.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

13.	Loans payable (continued):

(c) Convertible loan (continued)

At inception, the Company recorded the debentures at a value of $555,000, being the face value of $650,000, less commissions paid of $95,000. The commissions are being amortized over the life of the debentures to general and administrative expense. The Company recorded expense to amortize the commissions in the amount of $40,587 and $53,967 in the three and six months ended June 30, 2010, respectively. The carrying value of the debentures as of June 30, 2010 was $608,967. The fair value of the conversion option was not recorded at inception because they are contingent upon the Company completing a public listing.

14.	Subsidy income:

From time to time, the Company receives subsidies from the PRC government. Subsidies used for current period expenditures are recognized as income in the period in which the benefit from the subsidy is realized by the Company. Certain of the subsidies are earmarked for particular capital improvement projects, and the completed projects must be approved by the government to ensure specifications were met. Subsidies that relate to depreciable property and equipment are recorded as an offset to the related capital accounts to which the subsidy relates.

During the six months ended June 30, 2010 and 2009, the Company recognized subsidy income of $108,543 and $108,137, respectively. The Company did not record any capital subsidies during either period.

15.	Share capital:

The Company was incorporated on March 2, 2010 (see note 1(a)). The Company has 50,000 shares authorized, par value $1.00 per share, of which 10,000 shares were issued at inception of the Company and were outstanding as of June 30, 2010. The Company’s number of common shares authorized and issued has been retroactively applied to December 31, 2009 as if the shares had been issued and the Company had legally owned all subsidiaries since May 2006, which is that date that Taiyang was established and started operations.

Each of the Company’s shares have the right to (a) one vote at a meeting of the Company’s shareholders or on any resolution of shareholders, (b) an equal share in any dividend paid by the Company, and (c) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation. Holders of shares have no preemptive rights and have no rights to convert their registered capital into any other form of equity.

The Company does not have (a) any classes of preferred stock authorized, issued or outstanding, (b) any employee stock option or stock incentive plans, or (c) any outstanding stock warrants or other stock purchase rights.

For purposes of calculating earnings per share, the Company divides net income attributable to the common shareholder of the Company by the weighted average number of common shares outstanding during the year. Diluted earnings per share is determined by adjusting the net income attributable to the common shareholder and the weighted average number of common shares outstanding for the effects of all dilutive potential common shares. Basic and diluted earnings per share are the same because the Company does not have any equity instruments that would impact the calculation of diluted earnings per share.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

16.	Interest expense (net):

The Company earns interest income on cash balances and short term investments. The Company recognizes interest expense on loans payable, and for bank charges related to its cash accounts. Interest expense was as follows during the three and six months ended June 30, 2010 and 2009:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	$(1,249)	$(7,569)	$(1,942)	$(14,831)
Interest expense	388,308	236,006	717,930	277,884
Bank fees	72,636	39,272	116,241	39,644
Discounts from fair value on initial recognition of long term non-interest bearing loans	(41,716)	—	(41,716)	—
Amortization of debt discount	3,358	2,275	5,333	4,447
Imputed interest expense	1,446	—	10,102	—

	$422,783	$269,984	$805,948	$307,144

The Company capitalizes interest on loans related to construction projects in progress. During the three months ended June 30, 2010 and 2009, the Company capitalized interest expense in the amount of $57,769 and $75,701, respectively. During the six months ended June 30, 2010 and 2009, the Company capitalized interest expense in the amount of $121,176 and $184,525, respectively.

17.	Other income:

	(a)	Gain on sale of assets:

In 2008, the Company began construction on an organic fertilizer manufacturing plant (the “Fertilizer Plant”) that the Company intended to complete in the second half of 2010. The Fertilizer Plant was to be used to process duck waste products into a saleable organize fertilizer product.

In May 2010, the Company entered into an Asset Transfer Agreement (the “ATA”) with an unrelated third party (the “Buyer”), whereby the buyer agreed to buy, and the Company agreed to sell, the Fertilizer Plant and related equipment, ground works, land rights, and intellectual property associated with the manufacturing process (collectively, the “Sold Assets”). The sale price for the Sold Assets (as valued using the exchange rate on the sale date) was $3,886,431, of which $2,048,371 was paid during June 2010, and $1,838,060 is payable no later than November 18, 2010. The value of the portion of the sale price receivable as of June 30, 2010 (using the exchange rate on June 30, 2010) was $1,845,106.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

17.	Other income (continued):

	(a)	Gain on sale of assets (continued):

The Company recognized a gain on the sale of the Sold Assets equal to the excess of the sale price over the carrying value of the Sold Assets on the date of the sale as follows:

Proceeds
Initial cash payment received in June 2010	$2,048,371
Second cash payment - due November 18, 2010 (as valued on sale date)	1,838,060
3,886,431

Carrying value of assets at sale date
Prepaid current assets	43,894
Construction in progress	1,977,844
Prepaid construction in progress	626,425
Prepaid land use rights	321,886
Property, plant and equipment	38,508
3,008,557

Gain on disposal	$877,874

Additionally, the Asset Sale is subject to the following material terms and conditions:

●	The Company must assist the Buyer in transferring all property rights and licenses

●	The Company will provide basic training on production methods, and will turn over all procedures and technology information to the Buyer.

●	The Buyer can market the product under the Company’s name for a period of two years

●
The land use rights transferred to the Buyer have been prepaid by the Company, but are not yet owned outright by the Company. The owner of the land use rights has agreed to transfer such rights to the Company upon completion of construction of the Fertilizer Plant, at which time the Company will transfer them to the Buyer.

The Company made the strategic decision to sell the Fertilizer Plant because the price of fertilizer products has decreased materially from the time the Company began building the Plant. In connection with its public listing, which was not contemplated at the time the Fertilizer Plant was begun, the Company determined that expected margins on fertilizer products would not be commensurate with margins on its core products, and that investors in the Company would prefer that the Company focus its financial and other resources on growing its food processing business.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

17.	Other income (continued):

	(b)	Collection of account previously written off:

During a prior period, the Company wrote off an account receivable for the sale of a subsidiary with a sale price of $895,430 that was completed in 2005. During June 2010, the Company collected this amount for the buyer. Accordingly, the Company recognized a gain from the collection of the account in this amount.

	(c)	Other non-operational expense:

During the six months ended June 30, 2010 and 2009, the Company recognized other non-operational expense in the amount of $1,183 and $18,519, respectively. During the three months ended June 30, 2010 and 2009, the Company recognized other non-operational expense in the amount of $1,183 and $18,519, respectively.

18.	Financial instruments:

	(a)	Fair value of financial instruments:

The Company utilizes ASC Topic 820 fair value measurement accounting guidance, which defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. This guidance also defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy prescribed by this standard contains three levels as follows:

●	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●
Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

18.	Financial instruments (continued):

(a)	Fair value of financial instruments (continued):

The Company values certain loans payable at fair market value which do not have a stated interest rate using a discount on the face value of the loan at inception to adjust the carrying value to the fair value. Fair value is calculated using the net present value of the loan, and the amount of the discount is included on the statement of operations under the caption “Interest and other expense, net.” The discount is amortized over the life of the loan using the effective interest method, with interest expense being recorded as an expense in the related period. As of June 30, 2010 and December 31, 2009, the value of such instruments included in “Loans payable, long term portion” was $114,402 and $56,117, respectively.

The Company’s financial instruments consist of cash, trade accounts receivable, loans receivable, other receivables, prepaid and other current assets, amounts due from/to related parties, trade accounts payable and accrued liabilities, other accounts payable, and current loans payable. The fair values of these financial instruments approximate their carrying values due to the relatively short-term maturity of these instruments.

(b)	Interest rate and concentration of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of cash and accounts and other receivables. To minimize the interest rate and credit risk, the Company places cash with high credit quality financial institutions located in the PRC.

Credit risk from accounts receivable results from the risk of customer non-payment. Management, on an ongoing basis, monitors the level of accounts receivable attributable to each customer, and the length of time each account is outstanding. When necessary, management takes appropriate action to follow up on balances considered at risk.

During the six months ended June 30, 2010, the Breeding Unit made sales to two customers representing 77% of the unit’s total sales. During the six months ended June 30, 2009, the Breeding Unit did not have any material concentration of credit risk.

During the six months ended June 30, 2010, 99% of the Feed Unit’s sales were made to one customer. During the six months ended June 30, 2009, the Feed Unit had only an immaterial amount of sales to external customers.

During the six months ended June 30, 2010 and 2009, sales to the Food Unit’s top five customers accounted for 78% and 78%, respectively, of the unit’s total sales. Additionally, during the six months ended June 30, 2010, 53% of the Food Unit’s sales were made to one customer. There is no guarantee that any of these customers will continue to buy from the Company, and loss of any of these major customers would have a material adverse effect on the Company’s results of operations.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

18.	Financial instruments (continued):

(c)	Foreign currency risk

The Company uses the US dollar as its reporting currency for these financial statements, while nearly all of the Company’s transactions are denominated in RMB. Revenues and expenses are translated into US dollars using average exchange rates for the period, and assets and liabilities are translated using the exchange rate at the end of the period. All resulting exchange differences arising from the translation are included as a separate component in accumulated other comprehensive income. Consequently, the Company’s unrealized exchange gain (loss) on translation of functional currency to reporting currency is subject to fluctuations in the exchange rate between the RMB and the US dollar in each reporting period. The Company does not hedge its exposure to currency fluctuations.

The following exchange rates are applied for the Company’s financial statements for the periods presented herein:

	June 30,	June 30,	December 31,
	2010	2009	2009

Period end rate	6.8086	6.8448	6.8372
Period average rate - 3 months	6.8360	6.8466
Period average rate - 6 months	6.8347	6.8432
Period high rate - 6 months	6.8436	6.8583
Period low rate - 6 months	6.7756	6.8292

(d)	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s objective to managing liquidity risk is to ensure that it has sufficient liquidity available to meet its liabilities when they become due. The Company uses cash to settle its financial obligations as they fall due. The ability to do this relies on the Company collecting its accounts receivables in a timely manner and by maintaining sufficient cash on hand through equity financing and bank loans.

(e)	Commodity Risk

Profitability in the poultry industry is materially affected by the supply of parent breeding stocks and the commodity prices of feed ingredients, including corn, soybean cake, and other nutrition ingredients from numerous sources, mainly from wholesalers who collect the feed ingredients directly from farmers. As a result, the industry is subject to wide fluctuations and cycles. The Company does not currently use derivative financial or hedging instruments to reduce its exposure to various market risks related to commodity purchases

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

19.	Tax matters:

	(a)	Income tax

Statutorily, the Company is subject to income taxes in the PRC on its taxable income at a tax rate in accordance with the relevant income tax laws. However, beginning in 2006 the Company has received an agricultural tax exemption from the PRC government whereby the Company has not been subject to corporate income taxes during this period. Accordingly, the Company did not recognize any income tax expense during the three or six months ended June 30, 2010 or 2009. The exemption relates to unprocessed agricultural products and is granted by the relevant taxing authority on a year-by-year basis. There is no stated expiration to the exemption, and while the Company expects to continue to receive favorable tax treatment, changes in government policy could results in the Company being required to pay income taxes.

The Company conducts substantially all of its business in China. China currently has tax laws related to various taxes imposed by both federal and regional governments. Applicable taxes include value added tax, corporate income tax, payroll or social taxes and others. Laws related to these taxes have not been effective for an extended period of time compared to laws of more developed countries. The implementation of regulations is frequently unclear and their application is sometimes inconsistent or non-existent. Conflicting opinions about interpretation and application often exist among and within government ministries and organizations creating uncertainties and conflict.

Tax declarations, together with other legal compliance areas, such as customs and currency controls are subject to review and investigation by various agencies and authorities, who are enabled by law to impose very severe fines, penalties and interest charges. These facts create tax risks in China substantially more significant than typically found in countries with more developed tax systems and structures. Various tax authorities could take differing positions on interpretive issues and the effect could be significant. The fact that a year has been reviewed does not close that year, or any tax declaration applicable to that year, from future review and assessment by tax authorities.

On March 16, 2007, the PRC introduced the new Enterprise Income Tax Law of the People’s Republic of China which came into force on January 1, 2008. Among other measures, the new Tax Law introduces a 25% tax rate for Foreign Invested Enterprises, and domestic enterprises, with some reduced rates for qualified small companies. Although certain existing preferential tax policies, including those previously applicable to Foreign Invested Entities will be eliminated in the future, most existing preferential tax incentives previously granted will continue to be grandfathered for up to five years.

The new Tax Law also imposes a new 10% withholding tax on all dividends paid by PRC companies to non-PRC shareholders and contains rules governing such matters as international transfer pricing.

	(b)	Value added tax

The Company is subject to value added tax (“VAT”) on products that it sells within the PRC. VAT payable is netted against VAT paid on purchases. Certain of the Company’s products, including duck eggs, seedlings, and feed products, are exempted from VAT as a result of government agricultural incentives.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

20.	Appropriated Retained Earnings:

According to PRC corporate law, the Company is required each year to appropriate 10% of its after tax income as reported in its financial statements, prepared in accordance with PRC GAAP, to the statutory common reserve fund until the fund reaches 50% of the Company’s registered capital. This fund can be used to make up for any losses incurred in the future or be converted into paid-in capital, provided that the fund does not fall below 50% of registered capital. The Company did not make any transfers to appropriated retained earnings in the three months ended March 31, 2010 or 2009.

21.	Commitments and contingencies:

	(a)	Commitments

The Company leases certain of its facilities pursuant to non-cancellable lease agreements expiring at various times through 2037. The amount of rent on these facilities is not fixed, but is based on the government stipulated market price of grains multiplied by the grain yield per mu (approximately 0.667 hectares). Because future rents on these facilities depends upon unknown future market and production factors, the amount of future commitment cannot be quantified.

	(b)	Contingencies

In connection with the sale of the Fertilizer Plant, the Company paid a deposit in the amount of $321,886 to acquire land use rights for the location on which the Fertilizer Plant is begin constructed. The owner of the land use rights has agreed to transfer such rights to the Company upon completion of construction of the Fertilizer Plant, at which time the Company will transfer them to the Buyer. The Company also agreed to allow the buyer of the Fertilizer Plant to use the Company’s name for marketing purposes for a period of two years from the sale date, and the buyer has allowed the Sold Assets to continue to be pledged as collateral for bank loans by the Company that are secured by the Sold Assets.

The Company regularly uses contract farmers to incubate ducks to be used for commercial processing. The Company pays the farmers a fixed fee per Duck when the duck has matured, which is after approximately 60 days.

On August 29, 2008, the Company entered into a Consulting Agreement with Thornhill Capital LLC (“Thornhill”) pursuant to which Thornhill agreed to (i) assist the Company with preparing its business plan, (ii) provide advice and assistance in negotiating terms of any investment, financing transaction, or transaction in which the Company’s stock would become publicly traded, and (iii) provide legal, accounting, and other professional service assistance in connection with any such transaction. The agreement calls for Thornhill to receive compensation of (i) $15,000 per month for a maximum of six months, (ii) 5% of the proceeds of any financing, and (iii) 10% of the shares of any new joint venture formed as a result of Thornhill’s performance, or of the public entity if the Company becomes publicly listed.

During 2009, the Company borrowed $1,468,731 from a banking institution, and subsequently made the loan to an unrelated third party in the amount of $939,987 in 2009, and increased the loan by an additional $58,749 in the six months ended June 30, 2010. The third party pledged its assets to the bank as security for the loan. The loan receivable does not have a stated maturity date or interest rate.

During the quarter ended June 30, 2010, the Company made loans to two unrelated third parties in the amount of $2,056,223. The loans are unsecured, do not have a stated maturity date, and do not bear interest.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

21.	Commitments and contingencies:

	(b)	Contingencies (continued)

The Company does not maintain product liability insurance, and property and equipment insurance does not cover the full value of our property and equipment, which leaves the Company with exposure in the event of loss or damage to its properties or claims filed against the Company.

On February 8, 2010, the Company entered into an agreement with Laidlaw & Company (UK) Ltd. (“Laidlaw”) which calls for Laidlaw to assist the Company in raising $10-30 million. In addition to the principal capital raise, the agreement calls for Laidlaw to raise a bridge loan of up to $650,000 to pay for legal, audit, and other expenses in connection with the Public Transaction, and to provide advice with respect to structuring and negotiating the terms of the securities offered in any transaction. The agreement calls for Laidlaw to receive compensation in the form of 8% of the cash proceeds of any funds raised, plus a warrant to purchase 8% of the shares issued in any offering at an exercise price equal to the conversion price of warrants issued to investors in an offering. The agreement terminates on closing of a financing, or 90 days from the date which the Company has met all regulatory and legal requirements to actively be in the market to raise capital.

22.	Segmented and Geographical Information:

The Company is structured and evaluated by its board of directors and management into three distinct business lines:

	●	Breeding Unit – breeds, hatches, and cultivates ducklings for resale and processing by the Food Unit
	●	Feed Unit – produces duck feed for internal use and external sale
	●	Food Processing Unit – processes ducklings into frozen raw food product for commercial resale.

Results of operations for the six months ended June 30, 2010 by business unit were:

			Food	Public
	Breeding	Feed	Processing	Transaction
	Unit	Unit	Unit	Costs	Consolidated

Revenues (1)	$3,596,858	$4,882,834	$11,166,878	$—	$19,646,570

Cost of goods sold (1)	3,032,994	3,941,108	9,247,649	—	16,221,751

Gross Profit	563,864	941,726	1,919,229	—	3,424,819

Sales and marketing expenses	22,860	—	—	—	22,860

General and administrative expenses	647,002	23,178	55,825	598,142	1,324,147

Operating profit	$(105,998)	$918,548	$1,863,404	$(598,142)	$2,077,812

(1)
Revenues and cost of goods sold reflect only sales to external customers. During the six months ended June 30, 2010, the Feed Unit made sales of duck feed product to the Breeding Unit totaling $7,538,287, and the Breeding Unit made sales of ducks to the Food Unit totaling $121,253. These amounts have been eliminated for purposes of these financial statements.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

22.	Segmented and Geographical Information (continued):

Results of operations for the three months ended June 30, 2010 by business unit were:

	Breeding	Feed	Processing	Transaction
	Unit	Unit	Unit	Costs	Consolidated

Revenues (1)	$2,294,116	$4,828,291	$4,838,961	$—	$11,961,368

Cost of goods sold (1)	2,197,553	3,901,966	3,946,714	—	10,046,233

Gross Profit	96,563	926,325	892,247	—	1,915,135

Sales and marketing expenses	12,660	—	—	—	12,660

General and administrative expenses	313,484	11,423	28,551	291,087	644,545

Operating profit	$(229,581)	$914,902	$863,696	$(291,087)	$1,257,930

(1)
Revenues and cost of goods sold reflect only sales to external customers. During the three months ended June 30, 2010, the Feed Unit made sales of duck feed product to the Breeding Unit totaling $4,164,372, and the Breeding Unit made sales of ducks to the Food Unit totaling $50,042. These amounts have been eliminated for purposes of these financial statements.

Results of operations for the six months ended June 30, 2009 by business unit were:

			Food	Public
	Breeding	Feed	Processing	Transaction
	Unit	Unit	Unit	Costs	Consolidated

Revenues	$3,207,663	$482	$4,060,764	$—	$7,268,909

Cost of goods sold	1,871,995	(131,446)	4,557,537	—	6,298,086

Gross Profit	1,335,668	131,928	(496,773)	—	970,823

Sales and marketing expenses	30,787	—	—	—	30,787

General and administrative expenses	430,097	32,028	42,681	75,000	579,806

Operating profit	$874,784	$99,900	$(539,454)	$(75,000)	$360,230

(1)
Revenues and cost of goods sold reflect only sales to external customers. During the six months ended June 30, 2009, the Feed Unit made sales of duck feed product to the Breeding Unit totaling $5,428,286, and the Breeding Unit made sales of ducks to the Food Unit totaling $41,929. These amounts have been eliminated for purposes of these financial statements.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

22.	Segmented and Geographical Information (continued):

Results of operations for the three months ended June 30, 2009 by business unit were:

			Food	Public
	Breeding	Feed	Processing	Transaction
	Unit	Unit	Unit	Costs	Consolidated

Revenues	$1,107,768	$482	$2,123,337	$—	$3,231,587

Cost of goods sold	959,670	(131,446)	2,168,202	—	2,996,426

Gross Profit	148,098	131,928	(44,865)	—	235,161

Sales and marketing expenses	28,264	—	—	—	28,264

General and administrative expenses	53,403	10,916	23,205	30,000	117,524

Operating profit	$66,431	$121,012	$(68,070)	$(30,000)	$89,373

(1)
Revenues and cost of goods sold reflect only sales to external customers. During the three months ended June 30, 2009, the Feed Unit made sales of duck feed product to the Breeding Unit totaling $3,169,882, and the Breeding Unit made sales of ducks to the Food Unit totaling $35,857. These amounts have been eliminated for purposes of these financial statements.

The Food Unit began its operations in 2008, and showed a significant increase in sales in fiscal 2010 compared to the same periods for fiscal 2009, as sales and marketing efforts have converted to increased sales. Breeding Unit sales have remained relatively flat for the first half of 2010 compared with the same period of 2009. The Feed Unit realized minimal sales in 2009 as products were primarily sold internally to the Breeding Unit. However, in the second quarter of 2010 the Company made significant sales of feed products to external customers through one distributor. The Company will continue to attempt to market its feed products to external customers, primarily through feed distributors, and expects that it will continue to realize sales revenue from such products. However, because distribution of these products is currently concentrated in one distributor, loss of that distributor would materially affect such sales.

During the three and six months ended June 30, 2010 and 2009, all of the Company’s sales were to customers located in the PRC.

Dynamic Ally, Ltd.
Notes to the Consolidated Interim Financial Statements
(Expressed in United States dollars)
(Unaudited)
June 30, 2010 and 2009

22.	Segmented and Geographical Information (continued):

Interest and depreciation expense for the three and six months ended June 30, 2010 and 2009 by business unit were:

				Food
		Breeding	Feed	Processing
	Year	Unit	Unit	Unit	Corporate	Consolidated

Three months ended June 30, 2010:

Interest expense	2010	334,929	63,547	—	24,307	422,783
	2009	180,937	37,973	51,074	—	269,984

Depreciation expense	2010	81,620	14,534	79,901	—	176,055
	2009	(22,792)	25,932	55,361	—	58,501

Six months ended June 30, 2010:

Interest expense	2010	$643,823	$129,804	$—	$32,321	$805,948
	2009	176,869	79,201	51,074	—	307,144

Depreciation expense	2010	207,621	29,043	143,664	—	380,328
	2009	74,776	35,248	56,102	—	166,126

All of the Company’s assets are located in the PRC. The Company’s identifiable assets by business unit as of June 30, 2010 and December 31, 2009 were as follows:

			Food
	Breeding	Feed	Processing	Corporate
	Unit	Unit	Unit	Assets	Consolidated

As of June 30, 2010	$28,398,203	$4,114,527	$12,081,313	$1,951,917	$46,545,960

As of December 31, 2009 (audited)	23,155,434	2,251,135	11,622,561	590,766	37,619,896

23.	Subsequent events:

None.